SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


  Date of report (Date of earliest event reported): February 7, 2003

                               PSI ENERGY,INC.
             (Exact Name of Registrant as Specified in Its Charter)


Commission       Registrant, State of Incorporation,             I.R.S. Employer
File Number        Address and Telephone Number               Identification No.

1-3543                PSI ENERGY, INC.                              35-0594457
                  (An Indiana Corporation)
                   1000 East Main Street
                  Plainfield, Indiana 46168
                      (513) 421-9500



Item 9. Regulation FD Disclosure

On February 4, 2003, the Federal Energy Regulatory Commission issued an order authorizing PSI Energy, Inc.'s ("PSI") proposed acquisition of the Henry County, Ind., and Butler County, Ohio, gas-fired peaking power plants from two non-regulated subsidiaries of Cinergy Corp., PSI's parent company. This action was the final regulatory approval needed for the transfer, which occurred on February 5, 2003. In December 2002, the Indiana Utility Regulatory Commission ("IURC") approved a settlement agreement among PSI, the Indiana Utility Consumer Counselor, and the staff of the IURC authorizing PSI's purchase of the plants.

The facilities will now directly serve and be dedicated to PSI's Indiana customers, fulfilling an immediate need for additional power generation--particularly peaking--on the PSI system. The Henry County Generating Station is capable of producing approximately 136 megawatts, 50 megawatts of which will remain dedicated to wholesale sales consistent with the IURC-approved settlement agreement. The Madison Generating Station in Butler County, Ohio, can produce approximately 576 megawatts. Both are natural gas-fired units.

Gas-fired peaking plants are highly efficient and environmentally friendly power generating facilities used to produce electricity during times of high customer demand, usually during the summer when customers use more electricity for air conditioning. Because the plants run on natural gas and are designed so that they can be brought on line quickly when demand for power peaks, they will help diversify PSI's current generation assets, which are primarily coal-fired and operate around-the-clock







                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                                     PSI ENERGY, INC.


Dated: February 7, 2003                       By    /s/ DOUGLAS F. ESAMANN

                                              Name: Douglas F. Esamann
                                              Title: President